CRAiLAR Technologies to Present at 25th Annual ROTH Conference

VICTORIA, BC and PORTLAND , OR, March 13, 2013 - CRAiLAR Technologies Inc. ("CRAiLAR" or the "Company") (CL.V) (CRLRF), which produces and markets CRAiLAR(R) Flax fiber, The Friendliest Fiber On The Planet(TM), announced today that Ken Barker , CEO, and Ted Sanders , CFO will be presenting at the 25th Annual ROTH Conference on Monday, March 18 at the Ritz-Carlton Laguna Niguel in Dana Point , Calif.

The ROTH Conference, which is one of the largest of its kind in the U.S., is a three-day investment conference, March 18-20, featuring emerging growth companies presenting to an estimated 1000 institutional investors.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp., and Kowa Company for commercial use, and to Levi Strauss & Co., Cotswold Industries, Cintas, Carhartt, Ashland, PVH Corp., and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose. The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

For further information:

Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
markmcp@mzgroup.us